Exhibit 99

United Heritage Corporation Announces Financial Results
for the Fiscal Year Ended March 31, 2006

Midland, Texas, July 17, 2006 - United Heritage Corporation (NASDAQ: UHCP) today announced its financial results for the fiscal year ended March 31, 2006.

Revenues for the 2006 fiscal year were $601,685 compared to revenues of $538,236 for the 2005 fiscal year. The increase in revenue was due primarily to increased sales prices of oil sold.

The Company took a significant impairment charge, totaling $23,199,110, against its oil and gas properties during the 2006 fiscal year. The impairment charge was taken in conjunction with the re-evaluation of the Company’s oil and gas reserves. As a result of the impairment charge, net loss for the 2005 fiscal year was $17,371,395, or $2.98 per share, compared with net loss of $1,002,727, or $0.21 per share, for the same period last year.

General and administrative costs for the 2006 fiscal year were $1,339,920 as compared to $1,154,815 in general and administrative costs for the 2005 fiscal year. The increase in general and administrative expenses resulted primarily from compensation costs related to the issuance of stock options. There was also a significant increase in depreciation and depletion expense for the 2006 fiscal year, to $1,043,687, as compared to depreciation and depletion expense of $280,273 for the 2005 fiscal year. The increase in depreciation and depletion expense was a result of the adjustment made by the Company, based on a current study by an independent engineering firm, to its proved reserves.

The Company ended the 2006 fiscal year with cash of $76,366 as compared to cash of $7,151 for the 2005 fiscal year. Operating activities used approximately $67,729 during the 2006 fiscal year, approximately 88% below the Company’s cash usage of $585,151 for the 2005 fiscal year.

During the 2006 fiscal year the Company received two lines of credit from Lothian Oil Inc., its largest shareholder, totaling $6.5 million. At March 31, 2006, the Company had used $1,413,003 of the available credit. The Company’s total current liabilities as of March 31, 2006 were $1,998,447.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing and our ability to overcome negative publicity relating to the restatement of our proved reserves. United Heritage Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

UNITED HERITAGE CORPORATION
Statements of Operations

	2006	2005
		(Restated)
OPERATING REVENUES
Processed meat products	$8,694	$55,085
Oil and gas sales	592,991	483,151
Total operating revenues	601,685	538,236
OPERATING COSTS AND EXPENSES
Processed meat products	15,996	57,871
Production and operating	259,290	276,644
Selling	-	1,257
Depreciation and depletion	1,043,687	280,273
General and administrative	1,339,920	1,154,815
Ceiling test impairment of oil & gas properties	23,199,110	-
Total operating costs and expenses	25,858,003	1,770,860
Loss from operations	(25,256,318)	(1,232,624)
OTHER INCOME (EXPENSE)
Interest income	-	222
Gain on forgiveness of debt	116,457	1,597,400
Loss on notes receivable	(87,500)	-
Loss on sale of assets	-	(10,873)
Interest expense	(221,445)	(1,371,034)
Miscellaneous income	27,486	14,182
Income (loss) before income tax	(25,421,320)	(1,002,727)
INCOME TAX (EXPENSE) BENEFIT	8,049,925	-
Net income (loss)	($17,371,395)	($ 1,002,727)
Income (loss) per share:
Basic and diluted	($ 2.98)	($ 0.21)
Weighted average number of shares outstanding
Basic and diluted	5,830,188	4,888,023

UNITED HERITAGE CORPORATION
Consolidated Balance Sheet

	2006	2005
		(Restated)
CURRENT ASSETS
Cash	$76,366	$7,151
Notes receivable	-	87,500
Trade accounts receivable	60,269	90,267
Accounts receivable - affiliate	-	12,908
Inventory	48,626	26,207
Prepaid expenses	47,530	125,195
Total current assets	232,791	349,228
OIL AND GAS PROPERTIES, accounted for
using the full cost method, net of accumulated
depletion and depreciation of $2,048,818 for 2006
and $1,026,934 for 2005
Proved	9,435,979	2,301,263
Unproved	5,781,645	35,215,630
	15,217,624	37,516,893
PROPERTY AND EQUIPMENT, at cost
Equipment, furniture and fixtures	74,244	74,244
Vehicles	57,603	57,603
	131,847	131,847
Less accumulated depreciation	120,657	115,384

	11,190	16,463
TOTAL ASSETS	$15,461,605	$37,882,584

CURRENT LIABILITIES
Accounts payable	1,653,763	678,933
Accrued expenses	344,684	5,948
Accrued interest, related party	-	490,585
Total current liabilities	1,998,447	1,175,466
LONG-TERM LIABILITIES
Asset retirement obligation	266,512	249,980
Note payable, related parties	1,413,003	3,123,094
Deferred tax liability	-	8,049,925
Total liabilities	3,677,962	12,598,465
SHAREHOLDERS' EQUITY
Preferred stock, $.0001 par value,
5,000,000 shares authorized, none issued	-	-
Common stock, $.001 par value,
125,000,000 shares authorized, issued and outstanding
2006 - 6,446,758
2005 - 5,182,781	6,447	5,183
Additional paid-in capital	43,341,208	39,476,803
Accumulated deficit	(31,564,012)	(14,192,617)
	11,783,643	25,289,369
Deferred compensation and consulting	-	(5,250)

Total shareholders' equity	11,783,643	25,284,119

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$15,461,605	$37,882,584